EX-28.h.2.l

DFA INVESTMENT DIMENSIONS GROUP INC.

ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT

ADDENDUM NUMBER FIFTEEN

THIS ADDENDUM is made as of the 30th day of March, 2005, by and between DFA INVESTMENT DIMENSIONS GROUP INC., a Maryland corporation (“DFAIDG”), and PFPC INC., formerly known as “Provident Financial Processing Corporation” (“PFPC”).

WITNESSETH:

WHEREAS, DFAIDG is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended, and its shares are registered under the Securities Act of 1933, as amended; and

WHEREAS, DFAIDG has retained PFPC to provide certain administration and accounting services pursuant to an Administration and Accounting Services Agreement dated June 19, 1989, as amended (the “Agreement”), which, as of the date hereof, remains in full force and effect; and

WHEREAS, Paragraph 18 of the Agreement provides that the Agreement may only be changed by a written instrument signed by the party against which enforcement of such change is sought; and

WHEREAS, the parties wish to establish procedures for the provision of pricing information to Putnam Fiduciary Trust Company and The Vanguard Group Inc.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound thereby, the parties hereby agree that:

1.	DFAIDG hereby authorizes and instructs PFPC to comply with the procedures set forth on Schedule A (with respect to The Vanguard Group Inc.) and Schedule B (with respect to Putnam Fiduciary Trust Company) hereto with respect to providing the pricing information specified in item (1) of the respective attached Schedules A and B for those DFAIDG investment portfolios of which DFAIDG informs PFPC by Written Instruction from time to time (each a “Fund”).

2.	DFAIDG hereby agrees to indemnify and hold harmless PFPC to the same extent as if this Addendum Number Fifteen was a Written Instruction under the Agreement.

3.	In all other respects, the Agreement shall remain unchanged and in full force and effect.

4.	This Addendum may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.	For purposes of this Addendum, (i) “Business Day” shall mean each day that the New York Stock Exchange is open for regular business and (ii) “Close of Trading” shall mean 4:00 P.M. Eastern time on a trade date, or if the New York Stock Exchange closes prior to 4:00 P.M. Eastern time on a trade date, such earlier closing time.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to the Agreement to be executed by their duly authorized officers designated below on the date and year first above written.

DFA INVESTMENT DIMENSIONS GROUP INC.

By:	/s/ Catherine L. Newell
Name:	Catherine L. Newell
Title:	Vice President & Secretary

PFPC INC.

By:	/s/ Neal J. Andrews
Name:	Neal J. Andrews
Title:	SVP

SCHEDULE A

REMOTE PRICING PROCEDURES

FOR

THE VANGUARD GROUP INC.

Price information shall be provided by PFPC to The Vanguard Group Inc. as follows:

(1) PFPC shall transmit the following information on each Business Day: (i) the confirmed net asset value for each Fund at the Close of Trading by no later than 7:30 P.M. Eastern time and (ii) distribution rates no later than 3 P.M. Eastern time on ex-date.

(2) In the event that PFPC is unable to provide the net asset value(s) by the deadline set forth above on a particular Business Day, The Vanguard Group Inc. will have the option of contacting PFPC directly via telephone to obtain the net asset value for each Fund.

(3) In the event that The Vanguard Group Inc. has contacted PFPC after 7:30 P.M. Eastern time, and PFPC is unable to determine the net asset value for each Fund, PFPC shall attempt to contact DFAIDG’s CFO (currently, Mike Scardina), the Vice President in charge of Operations (currently, Pat Keating) and/or the Vice President who is in charge of client purchases or redemptions (currently, Rick Eustice) to determine the net asset value(s) to transmit to The Vanguard Group Inc. PFPC is entitled to rely on the net asset value(s) provided by any one of the foregoing individuals without contacting the remaining individuals.

(4) In the event that The Vanguard Group Inc. has contacted PFPC after 7:30 P.M. Eastern time, and PFPC is unable to determine the net asset value for a particular Fund by 7:45 P.M. Eastern time, and PFPC cannot reach any of the personnel referenced in the foregoing item (3) by 7:45 P.M. Eastern time, PFPC shall transmit to The Vanguard Group Inc. by 7:45 P.M. Eastern time the net asset value from the prior trading day for such Fund.

SCHEDULE B

REMOTE PRICING PROCEDURES

FOR

PUTNAM FIDUCIARY TRUST COMPANY

Price information shall be provided by PFPC to Putnam Fiduciary Trust Company as follows:

(1) PFPC shall transmit the following information by 6:30 P.M. Eastern time on each Business Day:

(i).	the net asset value for each Fund at the Close of Trading each Business Day;

(ii).	the amount of dividend and capital gains distributions for each Fund as it arises;

(iii).	the daily accrual for interest rate factor (mil rate) with respect to Funds which declare dividends daily.

(2) In the event that PFPC is unable to provide the information set forth above via electronic mail and facsimile by the deadline set forth above on a particular Business Day, PFPC will call Putnam Fiduciary Trust Company via telephone, at the telephone number indicated below to provide the information set forth above.

(3) In the event that a net asset value for a Fund cannot be determined by PFPC prior to 6:20 P.M. Eastern time, PFPC shall attempt to contact DFAIDG’s CFO (currently, Mike Scardina), the Vice President in charge of Operations (currently, Pat Keating) and/or the Vice President who is in charge of client purchases or redemptions (currently, Rick Eustice) to determine the net asset value(s) to transmit to Putnam Fiduciary Trust Company if PFPC cannot determine a net asset value for a Fund prior to 6:30 P.M. Eastern time. PFPC is entitled to rely on the net asset value(s) provided by any one of the foregoing individuals without contacting the remaining individuals.

(4) If PFPC cannot determine a net asset value for a Fund prior to 6:30 P.M. Eastern time, and PFPC cannot reach any of the personnel referenced in the foregoing item (3) prior to 6:30 P.M. Eastern time, PFPC shall transmit to Putnam Fiduciary Trust Company by 6:30 P.M. Eastern time the net asset value from the prior trading day for such Fund.

Pricing Contact:

Putnam Fiduciary Trust Company

Telephone Number:

Primary Number: 617-760-6434